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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,Section 17(a) of the Public Utility Holding Company Act of 1935 or
 Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Brown                 David
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   (Last)               (First)                 (Middle)

   1650 Airport Drive, Suite 110
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                                    (Street)

   Kennesaw            Georgia 	                   30144
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   December 31, 2000
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3. IRS Identification Number of Reporting Person, if an entity
(Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Innovative Coatings Corporation  (IVGC)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|X|   Director                             |X|   10% Owner
|X|   Officer (give title below)           | |   Other (specify below)

      Vice President Engineering
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person

   |_| Form filed by More than One Reporting Person


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             Table I -Non-Derivative Securities Beneficially Owned
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1. Title of Security  2. Amount of     3. Ownership   4. Nature
                      Beneficial          Form:          Indirect (I)
                      Securities          Direct (D)     Beneficial
                      Beneficially        or             Ownership
                      Owned               Indirect (I)
(Instr.4)             (Instr. 5)         (Instr. 5)     (Instr.5)
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 Common Stock         1,250,000             D
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* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


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1.Title    2.Date       3.Title and  4.Conversion  5. Ownership 6.Nature
of           Excerisable  Amount of    or Exercise    Form of     of
Derivative   and          Securities   Price of       Derivative  Benefi-
Securities   Expiration   Underlying   Derivative     Security:   cial
             Date         Derivative   Security       Direct (D)  Owner-
                                                      Or Indirect ship
                                                      (I)

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None
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Explanation of Responses:


/s/ David Brown	                                       March 9, 2001
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      ** Signature of Reporting Person                            Date

**   Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
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